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                                                                    EXHIBIT 3.25

                        RIGHT OF FIRST REFUSAL AGREEMENT

      THIS AGREEMENT made the 1st day of December, 1998,

BETWEEN:

            VICTOR FRADKIN,
            of the City of Richmond Hill, in the Regional Municipality of York (hereinafter called "Victor"),

            RHYS QUIN,
            of the City of Toronto
            (hereinafter called "Rhys"),

            LAUDERDALE CAPITAL CORP.,
            a corporation incorporated under the laws of the Province of Ontario of the City of Toronto (hereinafter called "Lenco"),

            LARRY HOFFMAN,
            of the City of Toronto
            (hereinafter called "Larry")

            (Victor, Rhys, Lenco and Larry being hereinafter collectively called the "Vendors")

                                                              OF THE FIRST PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS INC.,
            a corporation incorporated under the laws of the Province of Ontario, (hereinafter called the "Purchaser")

                                                             OF THE SECOND PART,

            - and -

            INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada, (hereinafter called "IMSC")

                                                              OF THE THIRD PART,
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RECITALS:

A. The Vendors, the Purchaser and IMSC have entered into a Share Purchase Agreement dated November 30. 1998 (the "Purchase Agreement") with respect to the acquisition of all of the issued and outstanding shares in the capital of Transcontinental Gourmet Foods Inc. and 59% of the issued and outstanding shares in the capital of Norbakco Ltd.

B. As part of the purchase price for such acquisition, the Purchaser has issued to the Vendors Class B Special Shares, Class C Special Shares and Class D Special Shares in the capital of the Purchaser (collectively, the "IMSI Special Shares") which IMSI Special Shares are exchangeable for common shares in the capital of IMSC (the "IMSC Common Shares") on the terms and conditions set forth in the Purchase Agreement and the articles of IMSI.

C. The Purchase Agreement provides for the issuance of Class N shares in the capital of IMSC (the "Class N Shares") to the Vendors on the terms and conditions set forth therein.

D. The IMSI Special Shares, the IMSC Common Shares and the Class N Shares and any shares or securities into which such shares may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of such shares, any shares or securities which are received on such shares as a stock dividend or distribution payable in shares or securities of the Purchaser or IMSC, any shares received on the exercise of any option, warrant or other similar right received on such shares and any shares or securities which may be received by the parties hereto on such shares as a result of an amalgamation, merger, arrangement or other reorganization of or including the Purchaser or IMSC, and where the context permits, includes any instrument of the Purchaser or IMSC that is convertible into shares or evidences the right to acquire shares are collectively referred to herein as the "Subject Shares".

E. It is a condition of the Purchase Agreement that the Vendors enter into this Right of First Refusal Agreement with the Purchaser on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the sum of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto) the parties agree as follows:

1. Definition of Transfer

For the purposes of this Right of First Refusal Agreement, "Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing but shall not include any Transfer:
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(a)   to any member of the transferring Vendor's Family and such transferee enters into such agreement as the Purchaser may reasonably require to evidence that the transferee shall be bound by the provisions of this Agreement provided that the transferor shall not be released from its obligations hereunder;

(b) by way of mortgage, charge, pledge, grant of security interest or other encumbrance provided that such encumbrancer acknowledges that its rights are subject to the terms and conditions hereof; or

(c) which constitutes a Transfer by virtue of the exchange of any IMSI Special Shares, for IMSC Common Shares pursuant to the exercise of the rights attaching to such IMSI Special Shares in the Purchase Agreement or the articles of IMSI.

For purposes hereof, members of any particular Vendor's Family shall mean such Vendor's (and in the case of Lenco, Len Shiffman's) spouse, issue, any corporation all of the shares of which are owned by any one or more of such persons, and any trust the beneficiaries of which include any one or more of such persons and a majority of the trustees of which consists of such persons.

2. Restriction on Transfer

Each of the Vendors covenants that he or it, as applicable, will not Transfer any of the Subject Shares beneficially owned or controlled by him or it, as applicable, except in accordance with the terms of this Right of First Refusal Agreement, or except with the prior written consent of the Purchaser and IMSC. A purported Transfer of any Subject Shares in violation of this Right of First Refusal Agreement will not be valid and the Purchaser or IMSC, as applicable, will not register, nor permit any transfer agent to register, any such Shares on the securities register of the Purchaser or IMSC, as applicable. The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Right of First Refusal Agreement.

3. Notice of Intent to Sell

Subject to section 7 below, if the Vendors wish to effect a Transfer of any of the Subject Shares owned by such Vendor, such Vendor (the "Offeror") shall first offer to sell such shares (the "Offered Shares") to IMSI and IMSC (the "Offerees"), such offer (the "Offer") to be made by notice in writing given by the Offeror specifying the price and other terms, if any, upon which the Offeror will sell the Offered Shares (the "Selling Notice"). The Offerees shall then have a period of 15 days following receipt (or deemed receipt) of the Selling Notice to accept the Offer by notice in writing to the Offeror given within such 15 day period. The Offerees shall be entitled to assign their right to purchase the Offered Shares to any person designated by them (the "Designated Purchaser") in writing provided that any such designation shall not release IMSI and IMSC from their obligation to purchase if the Designated Purchaser fails to complete the purchase.
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4. Terms of Purchase

If the Offer is accepted by either of IMSI or IMSC (the "Offeree") within the required time period, then such acceptance shall constitute a binding agreement pursuant to which the Offeror has agreed to sell and the Offeree or the Designated Purchaser (the "Purchaser"), as applicable, has agreed to purchase the Purchased Shares upon the terms and conditions contained in the Selling Notice. The closing will take place at the offices of IMSI in Toronto, Ontario at 2:00 p.m., Toronto time, on the date which is fifteen (15) days after the date on which the Offer is accepted by the Offeree unless such date in not a business day in both Toronto, Ontario and Nevada (a "Business Day") in which case the closing will occur on the next Business Day.

5. Right of First Refusal

If the Offerees reject or fail to accept the Offer within the required time, then the Offeror will be entitled to try to solicit an offer to purchase the Purchased Shares on the terms and conditions contained in the Offer. If the Offeror solicits an offer to purchase the Purchased Shares on the terms contained in the Offer, the Offeror will give the Offerees written notice of the offer and the Offerees shall then have a period of 3 Business Days following receipt (or deemed receipt) of such notice to accept the Offer, to be accepted by notice in writing to the Offeror given within such 3 Business Day period. If the Offerees accept such Offer within the required time period, then such acceptance shall constitute a binding agreement pursuant to which the Offeror has agreed to sell and the offeree or the Designated Purchaser, as applicable, has agreed to purchase the Purchased Shares upon the terms and conditions contained in the Offer. The closing will take place at the offices of IMSI in Toronto, Ontario at 2:00 p.m., Toronto time, on the date which is two (2) days after the date on which the Offer is accepted by the Offeree unless such date in not a Business Day in which case the closing will occur on the next Business Day. If the Offerees fail to accept the Offer within the required time, then, subject to section 6 hereof, the Offeror will be entitled to sell the Purchased Shares on the terms and conditions contained in the Offer to the third party from which it has solicited the offer to purchase the Purchased Shares. Before consenting (if such consent is required) to the transfer of the Purchased Shares the board of directors of the Purchaser and/or IMSC, as applicable, will be entitled to require proof that the sale took place on the terms contained in the Offer and the directors of the Purchaser and/or IMSC, as applicable, will refuse to permit the recording of the transfer of any of the Purchased Shares which may have been sold otherwise than in accordance with the provisions of the this Right of First Refusal Agreement.

6. Completion Within 90 Days

If a sale of the Purchased Shares pursuant to the Offer is not completed in accordance with this Agreement within ninety (90) days from the giving of the Selling Notice to the Offerees, no sale of the Purchased Shares will be made without the Offeror again complying with the terms of this Article.

7. Exempt Transfers

Notwithstanding anything contained herein, each of the Vendors shall be entitled to sell 80,000 IMSC Common Shares in each calendar year without being required to comply with sections 3, 4 and 5 hereof but subject to the following:
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(a)   no more than 20,000 IMSC Common Shares (per Vendor) shall be sold in each quarter; and

(b) the selling Vendor shall provide written notice of each such sale to IMSC and IMSI and IMSC and IMSI shall have 3 Business Days from receipt of deemed receipt of such notice to arrange for an orderly cross of such shares being sold provided that once notice is given, no subsequent notice need be given in respect of the shares specified in the notice of the sale of such shares does occur within such 3 Business Days.

7A. Termination

      Notwithstanding anything contained elsewhere in this Agreement, the restrictions on Transfer contained in section 2 hereof and the provisions in section 3, 4, 5, 6 and 7 hereof in consequence thereof shall cease and be of no further force or effect if Michael Steele and/or any member of Michael Steele's Family directly or indirectly no longer owns at least 100,000 common stock in the capital of IMSC (directly or through/in combination with the ownership of Class X Shares in the capital of the Purchaser). For purposes hereof, members of Michael Steele's Family shall mean, Michael Steele's spouse, issue, any corporation which is controlled by any one or more of such persons, and any trust the beneficiaries of which include any one or more of such persons and a majority of the trustees of which consists of such persons.

8. Further Assurances

Each party to this Right of First Refusal Agreement covenants and agrees that, from time to time subsequent to the date hereof, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to request be executed or done in order to better evidence or perfect or effectuate any provision of this Right of First Refusal Agreement or of any agreement or other document executed pursuant to this Right of First Refusal Agreement or any of the respective obligations intended to be created hereby or thereby.

9. Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i) if to the Vendors:

                    Victor
                    623 Canville Road
                    Richmond Hill, Ontario
                    L4C 6E5
                    Telecopier No.:(905) 669-0699
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                    Rhys
                    275 Kennedy Road
                    Scarborough, Ontario
                    M1M3P6
                    Telecopier No.:(905) 669-0699

                    Lenco
                    24 Lauderdale Drive
                    Toronto, Ontario
                    M2L 2A9
                    Telecopier No.:(416) 962-0037

                    Larry
                    51 Abbotsford Road
                    Gormley, Ontario
                    L0H 1G0
                    Telecopier No.:(905) 669-0699

                    with a copy to Stephen Witten:

                    Minden, Gross, Grafstein & Greenstein
                    600 - 111 Richmond Street West
                    Toronto, Ontario
                    M5H 2H5
                    Telecopier No.:(416) 864-9223

            (ii) if to the Purchaser:

                     International Menu Solutions Inc.
                     172 King Street
                     Toronto, Ontario
                     M5A 1J3
                     Attention: Michael A. Steele
                     Telecopier No.:(416) 366-6368
                     with a copy to:

                     McCarter Grespan Robson Beynon
                     675 Riverbend Drive
                     Kitchener, Ontario
                     N2K 3S3
                     Attention: Thomas D. Beynon, Q.C.
                     Telecopier No.:(519) 742-1841

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
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(c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.

10. Time of Essence

Time shall be of the essence hereof.

11. Governing Law

This agreement and any agreement to purchase and sell resulting therefrom shall be construed by and governed in accordance with the laws of the Province of Ontario.

12. Assignment

The parties shall not assign their rights in this Agreement without the prior written consent of the Purchaser or IMSI.

13. Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

14. Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.


                                        /s/ Victor Fradkin
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Witness                                 Victor Fradkin


                                        /s/ Rhys Quin
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Witness                                 Rhys Quin
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                                        /s/ Larry Hoffman
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Witness                                 Larry Hoffman

                                        LAUDERDALE CAPITAL CORP.

                                        Per:
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        INC.

                                        Per:
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                        Per:
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------